Exhibit 10.9

Jaunt Air Mobility 2021 Option Plan

Jaunt Air Mobility, LLC
2021 Option Plan

The Jaunt Air Mobility, LLC 2021 Option Plan (the “Plan”) has been established by Jaunt Air Mobility, LLC, a Delaware limited liability company (the “Company”), to reward performance and to increase equity value by providing Participants with appropriate incentives and rewards; to enable the Company and its Affiliates (collectively, the “Company Group”) to attract and retain the services of outstanding individuals upon whose judgment, interest and dedication the successful conduct of the Company Group’s businesses are largely dependent; to encourage Participants’ ownership interest in the Company; and to align the interests of management, directors, managers, and consultants of the Company Group with that of the Company’s members. The Plan is effective as of [Month Day], 2021. The Plan will terminate on [Month Day], 2031. The terms of the Plan will be as follows.

1. Definitions. The following definitions are applicable to the Plan:

(a) “1934 Act” means the Securities Exchange Act of 1934, as amended, or any successor statute.

(b) “Acquisition Price” will have the meaning set forth in Section 11.

(c) “Affiliate” means any entity (whether a corporation, partnership, joint venture or other form of entity) that directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, the Company.

(d) “Award” means a grant under the Plan of Options.

(e) “Award Agreement” will have the meaning set forth in Section 12(a).

(f) “Board” means the Company’s Board of Managers.

(g) “Cause” means the following:

(i) material breach by Participant of any agreement benefiting the Company or any of its Affiliates, including, without limitation, an Award Agreement, any employment or consulting agreement, or any restrictive covenant agreement;

(ii) Participant’s act(s) of gross negligence or willful misconduct in the course of Participant’s employment or other services relationship with the Company or its Affiliates;

(iii) material violation of any lawful policy, procedure, rule, regulation or directive of the Company or any of its Affiliates or the Board;

(iv) failure or refusal by Participant to perform in any material respect his duties or responsibilities, including failure by Participant to follow the instructions or directions of the Board or Participant’s supervisor;

(v) misappropriation by Participant of any assets of the Company or any Affiliate of the Company;

(vi) embezzlement or fraud committed by Participant, or at his direction;

(vii) conduct on the part of Participant, even if not in connection with the performance of duties on behalf of the Company or any of its Affiliates, that is or could reasonably be expected to be materially injurious to the Company or any of its Affiliates; or

(viii) Participant’s conviction of, or pleading “guilty” or “no contest” to, a felony under the United States state or federal law, crime of moral turpitude, or of a crime that the Board, in its sole discretion, determines involves a subject matter which may reflect negatively on the Company’s or any of its Affiliates’ reputation or business.

If a Participant and the Company are parties to an employment agreement, noncompetition agreement, employment letter or any other form of agreement and such agreement contains a definition of “cause,” then, notwithstanding the terms of this Plan the definition of “cause” set forth in such employment agreement, noncompetition agreement, employment letter or other form of agreement will apply for purposes of this Plan and any Award issued hereunder with respect to such Participant as a condition to the grant of such Award. A Participant will be considered to have been discharged for Cause if the Company determines within ninety (90) days after the later of (A) his resignation or discharge that discharge for Cause was warranted or (B) discovery of such “Cause” act.

(h) “Change in Control” means the first to occur of any of the following events:

(i) the date any one person, or more than one “person” acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person(s)) ownership of Common Units possessing fifty percent (50%) or more of the total voting power of the Common Units of the Company;

(ii) individuals who at any time during the term of this Agreement constitute the Board of Managers of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a manager subsequent to the date hereof whose election or nomination for election was approved by a vote of at least seventy-five percent (75%) of the managers comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for manager, without objection to such nomination) will be, for purposes of this clause (ii) considered as though such person were a member of the Incumbent Board;

(iii) any consolidation or merger to which the Company is a party, if following such consolidation or merger, unitholders of the Company immediately prior to such consolidation or merger will not beneficially own securities representing at least fifty-one percent (51%) of the combined voting power of the outstanding voting securities of the surviving or continuing corporation; or

(iv) any sale, lease, exchange or other transfer (in one transaction or in a series of related transactions) of all, or substantially all, of the assets of the Company, other than to an entity (or entities) of which the Company or the unitholders of the Company immediately prior to such transaction beneficially own securities representing at least fifty- one percent (51%) of the combined voting power of the outstanding voting securities.

Notwithstanding the foregoing, however, in any circumstance or transaction in which compensation resulting from or in respect of an Award would result in the imposition of an additional tax under Code Section 409A if the foregoing definition of “Change in Control” were to apply, but would not result in the imposition of any additional tax if the term “Change in Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), then “Change in Control” will mean a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), but only to the extent necessary to prevent such compensation from becoming subject to an additional tax under Code Section 409A.

(i) “Code” means the Internal Revenue Code of 1986, as amended.

(j) “Common Unit” has the meaning set forth in the LLC Agreement.

(k) “Disability” has the meaning set forth in Code Section 409A and the Treasury Regulations issued thereunder.

(l) “Employee” means a person who is an employee of the Company or any of its Affiliates.

(m) “Exercise Price” means the price at which a Participant may purchase an Incentive Unit pursuant to an Option.

(n) “Fair Market Value” of an Incentive Unit means the amount that would be received by a Participant with respect to an Incentive Unit if the Company were liquidated at fair market value, as such fair market value is determined in writing by the Board. Anything contained in the Plan to the contrary notwithstanding, all determinations of Fair Market Value will be made in a manner consistent with the requirements of Code Section 409A.

(o) “Grant Date” means the date on which the Company completes the corporate action necessary to create the legally binding right constituting the Award.

(p) “Incentive Unit” means a Class C Unit of the Company as defined in the LLC Agreement. An Incentive Unit issued under this Plan will be subject to dilution in the event that additional Common Units are issued by the Company.

(q) “LLC Agreement” means the Limited Liability Company Agreement of Jaunt Air Mobility, LLC dated effective as of April 9, 2021.

(r) “Managers” means the managers of the Company.

(s) “Members” means the members of the Company.

(t) “Option” means an award of options to purchase Incentive Units.

(u) “Outside Manager” means a member of the Board of Managers of the Company who is not also an Employee.

(v) “Participant” means each of the following as a recipient of an Award Agreement: (i) any employee of the Company or any of its Affiliates, (ii) any consultant who provides services to the Company or any of its Affiliates or the Board, or (iii) any Manager, who in any such case is selected by the Board to participate in the Plam.

(w) “Termination of Service” means, with respect to an Employee, the termination of employment of an Employee by the Company and all of its Affiliates, whether for Cause or without Cause, voluntarily by the Employee, or as a result of the death or Disability of the Employee, and, with respect to any other Participant, the termination of service by such Participant to the Company and all of its Affiliates (including with respect to an Outside Manager as a member of the board of managers of the Company and any similar governing body of an Affiliate for any reason). A Participant’s service will not be deemed to have terminated because of a change in the entity (other than no longer being the Company or any of its Affiliates) for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service to the Company and any of its Affiliates. Furthermore, a Participant’s service with the Company Group will not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company or an Affiliate; provided, however, that if any such leave exceeds ninety (90) days, on the ninety-first (91st) day of such leave the Participant’s service will be deemed to have terminated unless the Participant’s right to return to service with the Company Group is guaranteed by statute or contract. The Participant’s service will be deemed to have terminated upon the entity for which the Participant performs service ceasing to be an Affiliate (or any successor). Subject to the foregoing, the Company, in its reasonable discretion, will determine whether a Participant’s service has terminated and the effective date of such termination. Notwithstanding the foregoing, however, in any circumstance or transaction in which compensation resulting from or in respect of an Award would result in the imposition of an additional tax under Code Section 409A if the foregoing definition of “Termination of Service” were to apply, but would not result in the imposition of any additional tax if the term “Termination of Service” were defined herein to mean a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h), then “Termination from Service” will mean a “separation from service” within the meaning of Treasury Regulation Section 1.409A- 1(h), but only to the extent necessary to prevent such compensation from becoming subject to an additional tax under Section 409A of the Code.

2. Administration.

(a) The authority to manage and control the operation and administration of the Plan will be vested in the Board.

(b) Subject to the provisions of the Plan and the LLC Agreement, the Board will have the sole and complete authority to:

(i) determine, in consultation with the chief executive officer of the Company, the individuals to whom Awards are granted, the type and amounts of Awards to be granted and the time of all such grants;

(ii) determine the time or times of receipt, to determine the number of Incentive Units covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such awards, and to amend, modify or suspend Awards;

(iii) interpret and construe the Plan and all Award Agreements;

(iv) prescribe, amend and rescind rules and regulations relating to the Plan;

(v) determine the content and form of all Award Agreements;

(vi) determine all questions relating to Awards under the Plan, including whether any conditions relating to an Award have been met;

(vii) consistent with the Plan and with the consent of the Participant, as appropriate, amend any outstanding Award;

(viii) determine the duration and purpose of leaves of absence that may be granted to a Participant without constituting a Termination of Service for the purpose of the Plan or any Award;

(ix) maintain accounts, records and ledgers relating to Awards;

(x) maintain records concerning its decisions and proceedings;

(xi) employ agents, attorneys, accountants or other persons for such purposes as the Board considers necessary or desirable; and

(xii) do and perform all acts which it may deem necessary or appropriate for the administration of the Plan and to carry out the objectives of the Plan.

In making such Award determinations, the Board may take into account the nature of services rendered by the respective Participant, such person’s present and potential contribution to the Company’s success and such other factors as the Board deems relevant. The Board’s determinations under the Plan will be final and binding on all persons.

(c) With respect to persons subject to Section 16 of the 1934 Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successor rule or statute under the 1934 Act. To the extent any provision of the Plan or action by the Board fails to so comply, such provision or action will be deemed null and void, to the extent permitted by law.

3. Participation. Subject to the terms and conditions of the Plan and the LLC Agreement, the Board, in consultation with the chief executive officer of the Company, will determine and designate, from time to time, the Company’s and its Affiliates’ employees, consultants, and Managers who will participate in the Plan. Except as otherwise agreed to by the Company and the Participant, any Award will not affect any previous Award under the Plan or any other plan maintained by the Company.

4. Units Subject to the Plan. Subject to adjustment as provided in Section 11, the maximum number of Incentive Units reserved for issuance in connection with Awards under the Plan is: 75,000 Class C Units. Further, Incentive Units previously granted or issued in connection with an Award that are subsequently forfeited back to the Company and/or that are canceled on account of termination, expiration or lapse of an Award will be made available for issuance under the Plan.

5. Grants of Options.

(a) Exercise Price. Unless otherwise approved by the Board, recipients of under this Plan will have a right to purchase Incentive Units as described in the Participant’s Award Agreement at a price that is no less than one hundred percent (100%) of the Fair Market Value of an Incentive Unit on the Grant Date. Unless otherwise provided in a Participant’s Award Agreement, the exercise of an Option will cause a Participant to have an initial capital account in an amount equal to the Fair Market Value of an Incentive Unit on the exercise date for such Unit.

(b) Terms of Options. The Committee will determine the term during which a Participant may exercise an Option, but in no event may a Participant exercise an Option, in whole or in part, more than ten (10) years from the Grant Date. The Committee will also determine the date on which each Option, or any part thereof, first becomes exercisable and any terms or conditions a Participant must satisfy in order to exercise each Option. Units underlying each Option may be purchased, in whole or in part, at such times the Committee designates in the Award Agreement. An Option may not be exercised for fractional shares.

(c) Method of Exercise of Options. The Participant may make payment of the Exercise Price in such form or forms as the Committee may specify in the applicable Award Agreement, including, without limitation, payment by delivery of cash, Incentive Units or other consideration having a Fair Market Value on the exercise date equal to the total Exercise Price, or by any combination of cash, Incentive Units and other consideration, including exercise by means of a cashless exercise arrangement.

(d) Termination of Service.

(i) General. Unless otherwise determined by the Committee, upon the Participant’s Termination of Service for any reason other than Disability or death or termination for Cause, the Participant may exercise only those Options that were immediately exercisable by the Participant at the date of such termination and only for a period of ninety (90) days following the date of such termination, or, if sooner, the expiration of the term of the Option.

(ii) Disability or Death. Unless otherwise determined by the Committee, in the event of the Participant’s Termination of Service due to Disability or death, the vested portion of the Options shall remain exercisable for a period of one (1) year following the date of such termination, or, if sooner, the expiration of the term of the Option.

(iii) Cause. Unless otherwise determined by the Committee, in the event of a Participant’s termination for Cause, all rights with respect to the Participant’s Options shall be forfeited and expire immediately upon the effective date of such termination for Cause.

(e) LLC Agreement. Upon the exercise of an Option, the Participant who is exercising the Option, as a condition to the receipt of Incentive Units, will execute any document necessary to join the LLC Agreement and any other agreement then existing among the Company, an Affiliate or unitholders of either relating to the disposition and transfer of Incentive Units, and be subject to all provisions of such agreement. Any Incentive Units issued or issuable at any time pursuant to an Option will be subject to the provisions of the LLC Agreement.

(f) Payment. Payment due to a Participant upon the exercise of an Option will be made in the form of Incentive Units.

6. Compliance with Applicable Laws and Withholding of Taxes.

(a) Notwithstanding any other provision of the Plan, the Company will have no liability to issue any Incentive Units under the Plan unless such issuance would comply with all applicable laws, including without limitation federal and state securities laws, and the applicable requirements of any securities exchange or similar entity. Prior to the issuance of any Incentive Units under the Plan, the Company may require a written statement that the recipient is acquiring the interest for investment and not for the purpose or with the intention of distributing such interests.

(b) All Awards under the Plan are subject to minimum statutory withholding requirements of all applicable taxes, which minimum statutory withholding obligations may be satisfied, with the consent of the Board, through the surrender of securities of the Company that the Participant already owns or to which a Participant is otherwise entitled under the under the Plan.

7. Transferability. Unless otherwise provided in an Award Agreement, Awards may not be transferred, assigned, pledged or hypothecated or otherwise disposed of in any way (whether by operation of law or otherwise). Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any Award, or any rights and privileges conferred hereby or by any Award Agreement contrary to the provisions hereof, such Award, and the rights and privileges conferred with respect to such Award, will immediately become null and void.

8. Status as Employee, Consultant, or Manager. Neither the Plan nor any Award Agreement constitutes a contract of employment, or service agreement, and selection as a Participant will not give any employee, consultant, or Manager the right to be retained by the Company.

9. Adjustments to Number of Units Subject to the Plan. In the event of any change in capitalization of the Company by reason of any Incentive Unit dividend, Incentive Unit split, spin- off, recapitalization, merger, consolidation, combination, reorganization or other similar change and Section 10 does not apply, then the terms and the number of any outstanding Awards under the Plan shall be equitably adjusted by the Board if, in its reasonable discretion, it determines that the change in capitalization would adversely impact such outstanding Awards.

10. Business Combinations. In addition to the rights and obligations of the Board to modify the terms of any Award Agreement with respect to the subject matter of this Section 10 (which terms will govern over the terms of this Plan), if while any Awards are outstanding under the Plan there will occur a Change in Control under the terms of which Participants holding Incentive Units will receive upon consummation thereof a cash payment for each Incentive Unit surrendered pursuant to such Change in Control (the “Acquisition Price”) then the Option may be cancelled for the amount paid to each Participant less the Exercise Price, provided, however, that to the extent necessary to ensure compliance with Code Section 409A (i) the Change in Control qualifies as a “change in control event” under Code Section 409A, (ii) such payments are made over a period which does not exceed five (5) years, and (iii) the payment schedule otherwise satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5)(iv)(A). If the Acquisition Price is less than the Exercise Price, then the Option may be cancelled for no consideration. In addition, upon a Change in Control, the Board may provide for the assumption or substitution of acquiror.

11. Agreement with the Company.

(a) Each Award will be evidenced by an award agreement (an “Award Agreement”) containing such provisions as may be approved by the Board. Each Award Agreement will constitute a binding contract between the Company and the Participant, and every Participant, upon acceptance of the Award Agreement, will be bound by the terms and restrictions of the Plan and the Award Agreement. The terms of each Award Agreement will be in accordance with the Plan, but each Award Agreement may include such additional provisions and restrictions determined by the Board, in its sole discretion, provided that such additional provisions and restrictions are not inconsistent with the terms of the Plan. In particular, and at a minimum, the Board will set forth in each Award Agreement (i) the type of Award granted, (ii) the number of Incentive Units subject to the Award, (iii) the manner, time, and rate (cumulative or otherwise) of the lapse of risk of forfeiture of such Award, and (iv) the restrictions, if any, placed upon such Award.

(b) The Chairman of the Board and such other Managers and officers as will be designated by the Board are hereby authorized to execute Award Agreements on behalf of the Company and to cause them to be delivered to the recipients of Awards.

(c) The Board in its sole discretion and on such terms and conditions as it may provide may delegate all authority for: (i) the determination of forms of payment to be made by or received by the Plan and (ii) the execution of any Award Agreement. The Board may rely on the descriptions, representations, reports and estimates provided to it by the management of the Company for determinations to be made pursuant to the Plan.

12. Amendment and Termination of Plan. Subject to the following provisions of this Section 12, the Board may at any time and in any way amend, suspend or terminate the Plan. No amendment of the Plan and, except as provided in Section 9, no action by the Board will, without further approvals required under the LLC Agreement, increase the total number of Incentive Units with respect to which Awards may be made under the Plan, materially increase the benefits accruing to Participants under the Plan or materially modify the requirements as to eligibility for participation in the Plan, if approval of the Members of such amendment is a condition of Rule 16b-3 promulgated under the 1934 Act or its successor rule or statute, the Code or any exchange or market system on which membership interests in the Company are listed at the time such amendment is adopted. No amendment, suspension or termination of the Plan will alter or impair any Awards previously awarded under the Plan in an adverse manner to the applicable Participant without the consent of the Participant thereof. Awards provided under this Plan are not intended to be classified as “deferred compensation” for purposes of Code Section 409A. Notwithstanding any other provisions of this Plan to the contrary, if any portion of an Award is classified as “nonqualified deferred compensation” under Code Section 409A, the Company will have a unilateral right in good faith to amend this Plan in any manner reasonably necessary in order to comply with Code Section 409A and the regulatory guidance issued thereunder.

13. Governing Law. The Plan will be administered in accordance with the laws of the State of Delaware (without regard to principles of conflicts of law) and applicable federal law. Each Participant will be required to consent to personal jurisdiction in any action brought in any court, federal or state, within the State of Delaware having subject matter jurisdiction in the matter.